Exhibit 99.1

News Release

For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

PDI, Inc. to Apply EITF 01-14 to 2003 10-K and 2004 10-Qs, Increasing Revenue and Cost of Goods and Services by Identical Amounts within Each Period

No Changes to Gross Profit, Operating Income, Net Income, Cash Flows from Operations or EPS for any Period

Saddle River, New Jersey (September 29, 2004). PDI, Inc (NASDAQ: PDII) a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical devices and diagnostics industries, today announced that the previously issued consolidated financial statements contained in its annual report on Form 10-K for the year ended December 31, 2003 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 (the “relevant financial statements”) will be restated.

The Company has determined that it should have been applying Emerging Issues Task Force (EITF) Issue No. 01-14, “Income Statement Characterization of Reimbursement Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF 01-14”), to the relevant financial statements. In accordance with EITF 01-14, certain costs, for which the Company receives direct reimbursement from its clients, should have been included as part of revenue with an identical increase to cost of goods and services, rather than being excluded from revenue and cost of goods and services. As a result, revenue and cost of goods and services in the relevant financial statements will be increased by identical amounts. EITF 01-14 was issued in late 2001, was applicable for years beginning in 2002, and also required reclassification of all previous periods for comparative purposes. The Company was not aware of the applicability of EITF 01-14 until September 2004.

As a result of this adjustment, there are no changes to gross profit, operating income, net income, cash flows from operations or earnings per share, nor will there be any effect on the consolidated balance sheets, consolidated statements of cash flows or consolidated statements of stockholders’ equity for the relevant financial statements.

The following tables summarize the estimated impact of the adjustments described above:

Three Months Ended
(in millions)	June 30, 2004			March 31, 2004
	Revenue	Cost of Goods and Services	Gross Profit	Revenue	Cost of Goods and Services	Gross Profit
As Restated	$ 91.4	$ 69.6	$ 21.8	$ 92.7	$ 66.1	$ 26.6
As Reported	83.2	61.4	21.8	88.4	61.8	26.6

Change	$ 8.2	$ 8.2	$ —	$ 4.3	$ 4.3	$ —

	Years Ended December 31,
(in millions)	2003			2002
	Revenue	Cost of Goods and Services	Gross Profit	Revenue	Cost of Goods and Services	Gross Profit
As Restated	$ 344.4	$ 255.3	$ 89.1	$ 309.2	$ 279.3	$ 29.9
As Reported	317.4	228.3	89.1	284.0	254.1	29.9

Change	$ 27.0	$ 27.0	$ —	$ 25.2	$ 25.2	$ —

	Three Months Ended
	June 30, 2004			March 31, 2004
	Margin as a % of Revenue As Reported	Margin as a % of Revenue As Restated	Change	Margin as a % of Revenue As Reported	Margin as a % of Revenue As Restated	Change

Effect On:
Gross Profit	26.2%	23.9%	-2.3%	30.0%	28.6%	-1.4%
Operating Income	9.9%	9.0%	-0.9%	11.1%	10.6%	-0.5%
Pre-tax Income	10.3%	9.4%	-0.9%	11.5%	10.9%	-0.6%
Net Income	6.1%	5.5%	-0.6%	6.8%	6.4%	-0.4%

	Years Ended December 31,
	2003			2002
	Margin as a % of Revenue As Reported	Margin as a % of Revenue As Restated	Change	Margin as a % of Revenue As Reported	Margin as a % of Revenue As Restated	Change

Effect On:
Gross Profit	28.1%	25.9%	-2.2%	10.5%	9.7%	-0.8%
Operating Income (Loss)	6.2%	5.7%	-0.5%	-17.7%	-16.2%	1.5%
Pre-tax Income (Loss)	6.5%	6.0%	-0.5%	-17.0%	-15.6%	1.4%
Net Income (Loss)	3.9%	3.6%	-0.3%	-10.8%	-9.9%	0.9%

PDI is maintaining its previously announced 2004 earnings per share estimates of $1.25 to $1.35.

Webcast Conference Call

PDI will conduct a conference call at 9:00 AM EDT on Thursday, September 30, 2004. The conference call will be accessible through PDI’s website, www.pdi-inc.com and will be archived on the website for future on-demand replay. For those without internet access, the call can be accessed by dialing 1-877-423-4030 within the US and 1-706-634-1929 internationally and asking for the PDI Conference Call. The call will be archived for two weeks and can be accessed by calling 1-800-642-1687 or 1-706-645-9291 and entering the conference ID number 1211429.

About PDI

PDI, Inc. (NASDAQ:PDII) is a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical device and diagnostics industries. PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated, shared, clinical and combination sales teams; marketing research and consulting; medical education and communications; talent recruitment; and integrated commercial solutions from pre-launch through patent-expiration. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives. PDI’s global presence is maintained through a strategic partnership with In2Focus, a leading U.K. provider of outsourced sales services.

PDI’s commitment is to deliver innovative solutions, excellent execution and superior results to its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI continues to innovate today as a thought-starter for the outsourcing of sales and marketing services.

For more information, visit the Company’s website at www.pdi-inc.com.

Forward Looking Statement

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, and the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2003, and PDI’s periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission since January 1, 2004. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.